UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Putnam Municipal Opportunities Trust ("PMO")

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management

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KARPUS INVESTMENT MANAGEMENT
183 SULLY'S TRAIL
PITTSFORD, NEW YORK 14534
(866) 527-7871

February 18, 2011

Shareholders and Investment Professionals:

We are the largest shareholder of PMO common shares representing over 16.1% of the outstanding common shares. We are also a large shareholder of PMO preferred shares representing 4% of the outstanding preferred shares. You have likely received a notice from PMO fund management on their reasons to discard our green proxy card. However, as long term investors in PMO, here are some facts you should know and why our interests are directly aligned with yours.

  • Fund management has mischaracterized Karpus as an “arbitrageur” and our investments in closed-end funds as a “scheme” with the goal of pressuring fund management to provide a liquidity event. This is simply not true. In fact, Karpus has championed the closed-end format and we have been shareholders of PMO since 2005.

  • The Trustees state that in recent years, “Karpus has actively promoted the open-ending of your fund.” The truth is that it was their proposal to merge the fund with an open-end fund that was initiated and formally approved by their current Board of Trustees. We are merely seeking what the current Board of Trustees promised, but failed to deliver.

  • Preferred shareholders are entitled to elect two nominees. Management’s preferred Trustees, Messrs. Hill and Patterson, have not been elected by the preferred shareholders since May 2008. Since this time, auctions have failed and preferred shareholders continue to be stuck holding a security with no liquidity at par. Other closed-end fund companies have been far more active in seeking alternative forms of leverage and providing liquidity at par to preferred shareholders. Our fund’s Trustees have not.

  • Management’s Trustees do not own any PMO preferred shares, but do own common shares of PMO, and also sizeable holdings in the Putnam Funds they oversee. This appears to be an obvious conflict of interest between diverging share class interests.

We are seeking representation on the Board of Trustees and the termination of the investment management agreement between PMO and Putnam Investment Management. We feel that new management could improve discount management, reduce expenses, and enhance performance, while providing liquidity to preferred shareholders. As a shareholder with significant holdings in both common and preferred shares, our interests are directly aligned with all shareholders. It is time for a change. Please do not hesitate to contact us with any questions.

Sincerely,

/s/

Daniel L. Lippincott
Senior Tax-Sensitive Manager/Municipal Analyst